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                                                                       EXHIBIT C


                                VOTING AGREEMENT


         This Voting Agreement dated as of January 10, 1999 is between Metamor Worldwide, Inc., a Delaware corporation ("Metamor"), and ___________ (the "Stockholder").

         WHEREAS, Metamor, Metamor Acquisition Sub. #19, Inc., a Delaware corporation and wholly owned subsidiary of Metamor ("Merger Sub"), and SPR Inc., a Delaware corporation ("SPR"), are entering into an Agreement and Plan of Reorganization dated as of the date hereof (as amended from time to time pursuant thereto, the "Reorganization Agreement");

         WHEREAS, the Stockholder is the record and/or beneficial owner of _________ shares of Common Stock, par value $0.01 per share, of SPR (the "SPR Common Stock) (such shares of SPR Common Stock, together with any shares of capital stock of SPR acquired by any member of the Stockholder Group described below after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Stockholder Shares"); and

         WHEREAS, as a condition to the willingness of Metamor to enter into the Reorganization Agreement, and as an inducement to it to do so, the Stockholder has agreed for the benefit of Metamor as set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows (terms defined in the Reorganization Agreement and used but not defined herein having the meanings assigned to such terms in the Reorganization Agreement):

                                    ARTICLE I

                                   THE OPTION

         Section 1.01. Grant of the Option. The Stockholder hereby grants to Metamor an irrevocable option (the "Option") to purchase, on the terms and subject to the conditions set forth herein, at a per share exercise price of $22.80 (the "Exercise Price"), all Stockholder Shares, together with (i) any additional shares of capital stock of SPR or any securities or other property that the Stockholder is or becomes entitled to receive from SPR by reason of being a record holder of such number of Stockholder Shares, (ii) any capital stock, securities or other property into which any such number of Stockholder Shares shall have been or shall be converted or changed, whether by amendment to the Certificate of Incorporation of SPR, merger, consolidation, reorganization, capital change or otherwise, (iii) any additional SPR Common Stock acquired by the Stockholder as the result of the Stockholder's exercising an option, warrant or other right to acquire shares of capital stock from SPR issued with respect to such number of Stockholder Shares (all of the foregoing hereinafter collectively referred to as the "Additional Stockholder Shares"), and (iv) any shares of capital stock, securities or property referred to in clauses (i),
(ii), and (iii) above that are issued or


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issuable in respect of Additional Stockholder Shares (such Stockholder Shares, the Additional Stockholder Shares and any shares, securities or property referred to in clause (iv) above being collectively referred to herein as the "Option Shares").

         Section 1.02.     Exercise of the Option.

         (a) Subject to the conditions set forth in Section 1.03, the Option may be exercised in whole at any time, and in part from time to time, after the occurrence of a Triggering Event but prior to the Termination Date.

         (b) For purposes hereof, a "Triggering Event" means any event giving rise to a right of termination under the Reorganization Agreement under (A)
Section 6.1.2 (breach), (B) Section 6.1.5 (change of recommendation) or (C)
Section 6.1.10 (failure to obtain stockholder approval) if prior to the time of the meeting of SPR's stockholders at which a final vote is taken by such stockholders on a proposal to approve and adopt the Reorganization Agreement, there is publicly announced by a third party (other than Metamor or an affiliate of Metamor) a proposal for Another SPR Transaction.

         For purposes hereof, the "Termination Date" means the first to occur of
(1) the Effective Time, (2) the first anniversary after the receipt by Metamor of written notice from SPR of the occurrence of a Triggering Event and (3) the date the Reorganization Agreement is terminated without giving rise to a Triggering Event.

         (c) In the event Metamor wishes to exercise the Option, Metamor will send a written notice to the Stockholder specifying a place, date (not less than two business days nor more than 10 calendar days after the date such notice is given) and time for the closing of the purchase of such Option Shares (the "Closing").

         (d) The purchase price payable to the Stockholder with respect to any exercise of the Option will be the product of (i) the Exercise Price and (ii) the number of Option Shares to be purchased upon such exercise.

         (e) In the event of any change in the number of issued and outstanding shares of SPR Common Stock by reason of any stock dividend, split-up, recapitalization, combination, conversion, exchange of shares or other change in the corporate or capital structure of SPR, the number and kind of shares subject to the Option and the Exercise Price shall be adjusted appropriately. If, on or after the date hereof, SPR should declare or pay any cash or stock dividend (other than ordinary quarterly cash dividends as provided in the Reorganization Agreement) or other distribution or issue any rights with respect to the SPR Common Stock, payable or distributable to stockholders of record on a date prior to the transfer to the name of Metamor or its nominee on SPR's stock transfer books of the Option Shares, and the Option is exercised, then (a) the exercise price per Option Share will be reduced by the amount of any such cash dividend or cash distribution, and (b) the whole of any such non-cash dividends, distribution or right which would have been payable with respect to each Option Share purchased by Metamor if such shares were outstanding on the record date for such distribution will be promptly remitted and transferred by the Stockholder to Metamor. Upon exercise of the Option, to the extent consistent with law, pending such remittance, Metamor will be entitled to all



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rights and privileges as owner of any such non-cash dividend, distribution or right with respect to each Option Share purchased.

         Section 1.03 Closing.

         (a) At the Closing, the Stockholder will deliver to Metamor a certificate or certificates representing the Option Shares being purchased, duly endorsed for transfer or accompanied by appropriate stock powers duly executed in blank, and Metamor will pay the purchase price in immediately available funds by wire transfer to an account designated by the Stockholder. Transfer taxes, if any, imposed as a result of the exercise of the Option and the transfer of any Option Shares will be paid by the Stockholder.

         (b) The obligations of Metamor and the Stockholder to consummate the purchase and sale of the Option Shares pursuant to this Article I will be subject to the fulfillment of the following conditions:

             (i) The expiration or termination of the waiting period applicable to the consummation of such transactions under the HSR Act; and

             (ii) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of such transactions.

Each of the parties will promptly make and will use all reasonable efforts to cause each of their respective affiliates to make, all such filings and take all such actions as may be reasonably required in order to permit the lawful exercise of the Option, as promptly as possible. The date of any Closing may be extended, if required, to the next business day following (1) the date that any applicable waiting period under the HSR Act shall have expired or been earlier terminated (but not beyond sixty (60) days after such date of Closing unless SPR shall not have complied with its obligations under the Reorganization Agreement with respect thereto), (2) the date that all other necessary governmental approvals for the sale of the Option Shares for which the Option shall have been exercised shall have been obtained, and (3) the satisfaction of any other condition to the Closing; provided that any delay pursuant to clauses (2) or (3) shall not exceed 10 business days.

                                   ARTICLE II

                          COVENANTS OF THE STOCKHOLDER

         Section 2.01. Agreement to Vote. At any meeting of the stockholders of SPR held prior to the Termination Date (as defined hereinafter), however called, and at every adjournment or postponement thereof prior to the Termination Date, or in connection with any written consent of the stockholders of SPR given prior to the Termination Date, the Stockholder shall, and shall cause each individual, firm, corporation, partnership, trust, limited liability company or other entity (each, a "Person") controlled by the Stockholder, other than SPR and its subsidiaries (collectively, the "Stockholder Group") to, vote or cause to be voted all Stockholder Shares entitled to vote and beneficially owned by such Persons in favor of the approval of the Merger and each of the other transactions contemplated by the Reorganization Agreement and in favor of the approval and



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adoption of the Reorganization Agreement, and any actions required in furtherance hereof and thereof. From the date of this Agreement through the Termination Date, the Stockholder hereby grants Metamor an irrevocable proxy coupled with an interest to vote the Stockholder Shares in favor of the Merger and each of the other transactions contemplated by the Reorganization Agreement and in favor of the approval and adoption of the Reorganization Agreement, and any actions required in furtherance hereof and thereof.

         Section 2.02. Proxies and Voting Agreements. Except as described in
Section 2.01, the Stockholder hereby revokes any and all previous proxies granted with respect to matters set forth in Section 2.01. Prior to the Termination Date, the Stockholder shall not, and shall cause each member of the Stockholder Group not to, enter into any agreement or understanding with any person other than Metamor prior to the Termination Date, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any Stockholder Shares in any manner inconsistent with this Agreement.

         Section 2.03. No Solicitation.

         (a) From and after the date hereof until the Termination Date, neither the Stockholder nor any other member of the Stockholder Group will directly or indirectly, solicit or encourage (including by way of providing information) any prospective acquiror or the invitation or submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, a SPR Transaction Proposal.

         (b) The Stockholder shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Stockholder or any representatives of the Stockholder with respect to any SPR Transaction Proposal existing on the date hereof.

         (c) Prior to the Termination Date, the Stockholder will promptly notify Metamor of any requests for information made to the Stockholder or any representative of the Stockholder or the receipt of any SPR Transaction Proposal made to the Stockholder or any representative of the Stockholder, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such SPR Transaction Proposal, and the material terms and conditions of any SPR Transaction Proposal.

         (d) Prior to the Termination Date, the Stockholder shall not, and each member of the Stockholder Group shall not, enter into any agreement with any person that provides for, or in any way facilitates, a SPR Transaction Proposal.

         (e) The provisions of this Section 1.03 do not prohibit any Stockholder, or other member of the Stockholder Group, who is also a SPR director from taking actions permitted by Section 4.3.6.1 of the Reorganization Agreement.

         Section 2.04. Transfer of Shares by the Stockholder. Prior to the Termination Date, the Stockholder shall not (a) subject any of the Option Shares to, or suffer to exist on any of the Option Shares, any lien, pledge, security interest, charge or other encumbrance or restriction, other than



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pursuant to this Agreement, or (b) sell, transfer, assign, convey or otherwise dispose of any of the Option Shares (including any such action by operation of law), other than a disposition by operation of law pursuant to the Merger. Prior to the record date for the SPR stockholder meeting to vote on the Reorganization Agreement, neither the Stockholder nor any member of the Stockholder Group will sell, transfer, assign, convey or otherwise dispose of any of the Stockholder Shares (including any such action by operation of law).

         Section 2.05. Other Actions. Prior to the Termination Date, neither the Stockholder nor any member of the Stockholder Group shall take any action that would in any way restrict, limit, impede or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Reorganization Agreement.


                                   ARTICLE III

              REPRESENTATIONS, WARRANTIES AND ADDITIONAL COVENANTS
                               OF THE STOCKHOLDER

         The Stockholder represents, warrants and covenants to Metamor that:

         Section 3.01. Ownership. The Stockholder, or a member of the Stockholder Group, is as of the date hereof the beneficial and record owner of the Stockholder Shares, the Stockholder, or a member of the Stockholder Group, has the sole right to vote the Stockholder Shares, none of the Stockholder Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Stockholder Shares, and no proxy, power of attorney or other authorization has been granted with respect to any of the Stockholder Shares other than as set forth herein. Upon delivery of any Option Shares upon exercise of the Option, Metamor will acquire good title to such shares, free and clear of all liens, pledges, security interests, charges or other encumbrances or restrictions.

         Section 3.02. Authority and Non-Contravention. The Stockholder has the right, power and authority, and the Stockholder has been duly authorized by all necessary action (including consultation, approval or other action by or with any other person), to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

         Such actions by the Stockholder (a) require no action by or in respect of, or filing with, any governmental entity with respect to the Stockholder, other than any required filings under the Exchange Act or under the HSR Act, and
(b) do not and will not contravene or constitute a default under any provisions of applicable law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding on the Stockholder or result in the imposition of any lien, pledge, security interest, charge or other encumbrance or restriction on any of the Stockholder Shares (other than as provided in this Agreement with respect to Stockholder Shares).

         Section 3.03. Binding Effect. This Agreement has been duly executed and delivered by the Stockholder and is the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy,



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insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

         Section 3.04. Reasonable Efforts. Prior to the Termination Date, the Stockholder shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Metamor in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Reorganization Agreement and this Agreement.

                                   ARTICLE IV

                                  MISCELLANEOUS

         Section 4.01. Expenses. Each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         Section 4.02. Further Assurances. From time to time, at the request of the other party, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

         Section 4.03. Specific Performance. The Stockholder on the one hand, and Metamor, on the other, acknowledge and agree that irreparable damage would occur if for any reason the Stockholder fails to perform any of the Stockholder's obligations under this Agreement, and that Metamor would not have an adequate remedy at law for money damages in such event. Accordingly, Metamor shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this agreement by the Stockholder without any requirement for the securing or posting of any bond. This provision is without prejudice to any other rights that Metamor may have against the Stockholder for any failure to perform its obligations under this Agreement.

         Section 4.04. Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder.




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         (a)      if to Metamor or Merger Sub, to:

                  Metamor Worldwide, Inc.
                  4400 Post Oak Parkway, Suite 1100
                  Houston, Texas 77027-3413
                  Attention:  Peter T. Dameris
                              Senior Vice President
                  Facsimile:  713-627-1059


                  with a copy to:

                  Vinson & Elkins L.L.P.
                  1001 Fannin
                  2300 First City Tower
                  Houston, Texas 77002
                  Attention:  Robert K. Hatcher
                  Facsimile:  713-615-5017

         (b)      if to Stockholder, to:

                  -------------------
                  c/o SPR, Inc.
                  2015 Spring Road
                  Suite 750
                  Oak Brook, Illinois 60521
                  Facsimile:  630-990-1099

                  with a copy to:

                  Wildman, Harrold, Allen & Dixon
                  225 West Wacker Drive
                  Suite 3000
                  Chicago, Illinois 60606-1229
                  Attention: Donald Figliulo
                  Facsimile: 312-201-2555

         Section 4.05. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the work "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular. The term "person" is to be interpreted broadly to include any corporation, partnership, trust, limited liability company,



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government or other entity and any group (as used with respect to Section 13(d)
of the Exchange Act).
         Section 4.06. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         Section 4.07. Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 4.08. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

         Section 4.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) except to the partners of the Stockholder as permitted herein without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         Section 4.10. Amendments; Terminations. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

         Section 4.11. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder Shares beneficially owned by such Stockholder and shall be binding upon any person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise.





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         IN WITNESS WHEREOF, Metamor and the Stockholder have caused this
Agreement to be duly executed as of the day and year first above written.


                                      STOCKHOLDER:



                                      By:
                                         --------------------------------



                                      METAMOR:

                                      METAMOR WORLDWIDE, INC.


                                      By:
                                         --------------------------------
                                           Peter T. Dameris
                                           Senior Vice President




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